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                                                                    Exhibit 99.2


[JLG LOGO]                                                         PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

JLG INDUSTRIES, INC.                                       CONTACT: JUNA ROWLAND
1 JLG Drive                            DIRECTOR - CORPORATE & INVESTOR RELATIONS
McConnellsburg, PA 17233-9533                         (240) 313-1816, IR@JLG.COM
Telephone (717) 485-5161
Fax (717) 485-6417
www.jlg.com


               JLG INDUSTRIES, INC. COMPLETES PURCHASE OF OMNIQUIP
     BEGINS INTEGRATION OF TELEHANDLER PRODUCTION WITH CLOSURE OF FACILITIES

        MCCONNELLSBURG, PA, AUGUST 4, 2003 - JLG Industries, Inc. (NYSE: JLG) today announced it has completed the purchase of the OmniQuip business unit of Textron. JLG purchased the assets of Trak International, Inc., which include all operations relating to the Sky Trak(R) and Lull(R) brand telehandler products, for a purchase price of $100 million. Sales for the purchased operations in calendar year 2002 totaled approximately $217 million.

        "We are pleased that this transaction has been completed in such a short time period," commented Bill Lasky, Chairman of the Board, President and Chief Executive Officer. "We have formed a dedicated integration team which has developed a comprehensive plan designed to fully integrate the OmniQuip operations into JLG. To this end, today, we have communicated our vision for the integration with the OmniQuip people and have announced our intended closing of the Port Washington, WI facility with the process to begin in October and to be completed over the following 12 months. The Mendota Heights, MN facility closure is expected to be completed concurrently over a nine-month period. However, we expect to retain the best people, particularly within the engineering and military contract staff, as well as continue the operations at the Oakes, ND facility. With our successful transfer of our own telehandler production from our Orrville, OH facility into our McConnellsburg operations last year, we have an experienced team to implement our integration plan for the Sky Trak and Lull brand machines.

        "These identified 'hard' synergies represent ongoing cost savings of approximately $27 million annually. Furthermore, expected 'soft' synergies from common components, product designs and distribution channels will result in additional savings going forward. When combined with JLG's industry-leading after-sales and support services, these synergies will offer our customers significantly increased value."

        Commenting on the overall financial impact, Jim Woodward, Executive Vice President and Chief Financial Officer stated, "The integration plan involves moving the telehandler production to our Pennsylvania facilities and, as a result, we will incur estimated expenditures totaling approximately $45 million over a four-year period. In addition to the $100 million purchase price, we will capitalize approximately $24 million associated


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JLG Industries, Inc. - page 2


with personnel reductions, facility closings and other restructuring costs, while approximately $21 million in increased pre-tax costs is associated with integration expenses such as plant start up costs and facility operating expenses that will impact the income statement. However, ongoing savings from hard synergies after the absorption of integration costs will result in approximately $27 million annually.

        "The fiscal 2004 impact will be approximately $28 million of which $18 million is associated with personnel reductions, facility closings and other restructuring costs capitalized as part of the purchase, with approximately $10 million in pre-tax costs to impact the income statement. Also, of the $28 million amount, $24 million will be cash and $4 million will be non-cash charges. Approximately $19 million of synergies are expected to be realized this year.

        "From a revenue mix standpoint, the impact on JLG is significant - reducing the dependency on aerial work platforms with a better balance between aerials and telehandlers. This acquisition further enhances JLG's position as an industry leader and provides our customers with a broader choice of products and services."

        The Port Washington, WI, Mendota Heights, MN, and Oakes, ND facilities represent approximately 500,000, 40,000 and 78,000 square feet of space, respectively and employ a total of approximately 530 people.

        JLG Industries, Inc. is the world's leading producer of mobile aerial work platforms and a leading producer of telehandlers and telescopic hydraulic excavators marketed under the JLG(R), Gradall(R), Lull(R) and Sky Trak(R) trademarks. Sales are made princiPally to rental companies and distributors that rent and sell the Company's products to a diverse customer base, which includes users in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

        This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) limitations on customer access to credit for purchases; (iv) limitations on our ability to finance future acquisitions and integrate acquired businesses; and (v) costs of raw materials and energy, as well as other risks as detailed in the Company's SEC reports, including the report on Form 10-Q for the quarter ended April 30, 2003.


                    For more information, visit www.jlg.com.

NOTE: Information contained on our website is not incorporated by reference into this press release.

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